Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2012

•	Adjusted EBITDA for fiscal 2012 was $147.4 million; Net Income was $102.2 million.

•	Adjusted EBITDA was $21.0 million for the fourth quarter, exceeding guidance; Net Income was $7.2 million.

•	Total subscription growth was the highest quarterly increase in six years, 11% increase year-over-year to approximately 2.3 million subs; total increase of 234,000 subs in the quarter.

•	Service & Technology revenues increased 21% year-over-year in the fourth quarter.

•	Successful AT&T litigation settlement resulted in $215 million with potential for upside; bringing total consideration from intellectual property settlements to well over $800 million.

•	Continued progress on operator deals; Virgin Media, RCN, Suddenlink, Grande, and ONO continue to gain traction; Charter live in first market and testing in five additional markets.

•	Pace licenses TiVo user experience to port onto its set-top boxes; expands opportunity for TiVo to offer next generation platforms to small and medium sized operators in the U.S.

•	Acquired AT&T U-Verse data for TiVo Stop||Watch™ ratings service to give TiVo the ability to increase representative sample of U.S. television viewing habits.
ALVISO, Calif. - February 23, 2012 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services, including digital video recorders (DVRs), for consumers, television service providers, and consumer electronics manufacturers, today reported financial results for the fourth quarter and fiscal year ended January 31, 2012.
Tom Rogers, President and CEO of TiVo, said, “This was a break-out year for TiVo on a number of fronts. First, we increased total net subscriptions by 234,000 in the fourth quarter, the highest quarterly increase in close to six years, which led to an increase in overall net subscriptions of 11% year-over-year and we expect this growth to continue. Second, we extended our leadership position in the advanced television space by substantially increasing the number of major domestic and international operators that TiVo is now deploying with, including Virgin Media, Charter, DIRECTV, ONO, Suddenlink, RCN, and Grande. Third, we proved that our intellectual property has significant value, as consideration from two settlements has now totaled over $800 million to date. And finally, we translated this success into significant profit in the last fiscal year, highlighted by Adjusted EBITDA of $147 million and net income of $102 million. We believe that as we continue to execute on our operator deals, continue to drive value from our intellectual property, and continue to innovate in advanced television, we will be in a position for sustained growth.”
For the fourth quarter, service and technology revenues were $50.0 million, growing 21% compared to the fourth quarter last year. This compared to our guidance for service and technology revenues of $48 million to $50 million and $41.4 million for the same quarter last year. TiVo reported net income of $7.2 million, compared to guidance of a net loss of ($31) million to ($33) million and a net loss of ($34.4) million in the same quarter last year. Net income per share this quarter was $0.06 on a basic and diluted basis. Additionally, Adjusted EBITDA was $21.0 million, compared to Adjusted EBITDA guidance of a loss of ($21) million to ($23) million, and to an Adjusted EBITDA loss of ($25.8) million in the same quarter last year. Additionally, the fourth quarter included several items from the AT&T settlement, including $2.0 million of licensing fees in January, $54.4 million of litigation proceeds relating to past damages and settlement related expenses of $16.0 million.
Rogers continued, “In 2011, TiVo demonstrated it has quickly become one of the global leaders in advanced television, not only in terms of the number of announced deals, but in terms of the number of active commercial deployments. This was evidenced by our increasing number of operator customers who rely on TiVo to provide the consumer facing elements of their video product to drive a competitive advantage.
“To that end, our very successful deployment with Virgin Media continues to grow, during the quarter ended December 31, 2011 we added 270,000 new TiVo subscriptions, bringing the total number of Virgin Media TiVo subscriptions to 435,000. This is the third straight quarter we've seen significant subscriber growth from Virgin, a development that we believe is key to driving higher customer satisfaction and improved metrics for Virgin as well.
“Additionally in Europe, our deployment with ONO, Spain's largest cable operator is off to a good start, and we expect the subscriber additions to accelerate as ONO begins to offer TiVo to its full subscriber fiber footprint, highlighted by the recent launch of TiVo in ONO's largest market.
“In the U.S., continuing our great operator momentum from last fiscal year, we recently announced that Pace, the world's leading set-top box provider, has licensed the TiVo user experience to port onto its set-top boxes, enabling domestic cable operators to have access to the TiVo experience on a third party set-top box. We believe this will help our deal efforts, as Pace works with several prominent operators in the United States and other parts of the world and adds to our hardware porting efforts with Cisco and Samsung in Europe.
“Additionally, we continue to make progress towards a rollout with Charter. We're live in Fort Worth and in field trials in five additional markets. We look forward to getting our product out to the Charter footprint. Additionally, DIRECTV is now available nationwide and should soon start to be marketed through a variety of DIRECTV promotional activities. Other U.S. deployments, such as RCN, which is now deploying non-DVR TiVo boxes, as well as Suddenlink and Grande, continue to progress well.
“Further, our Comcast offering, which will enable access to Comcast's On Demand content on TiVo Premiere retail set-top boxes, is in market trial and will be launching in the near future in the San Francisco Bay Area with more markets to follow thereafter. With the inclusion of access to Comcast's On Demand service, TiVo subscribers will be able to enjoy more content spanning linear television, video-on- demand and over-the-top compared to almost any other commercially available experience. Also, Comcast will be offering professional installation, upon customer request, of TiVo Premiere boxes at no charge. Comcast will also promote the availability of Comcast's On Demand content on TiVo Premiere DVRs in each market where this is enabled. We believe this offering will positively benefit our retail efforts this coming year.
“We believe our distribution successes have been driven by our conscious decision to invest heavily in our

R&D to position us to be a leader in advanced television. Recently, we released enhancements to the TiVo user experience that will help enable quicker software deployments for our operator customers going forward as well as providing a crisper look and feel, improved whole-home capabilities and more fluid navigation on-screen. Additionally, we continue to make strides to bring the look and feel of the TiVo user interface beyond the DVR to other platforms such as non-DVR set-top boxes and tablets.
“TiVo's audience research & measurement services continue to show that advertisers remain shackled to inefficient methods of measuring viewership, but those who are working with TiVo have discovered better insights into television viewing behavior that can be invaluable in the world of on-demand viewing. To that end, we made a significant step to enhance our research product by recently licensing set-top box data from AT&T U-Verse to allow us to expand our data set beyond the TiVo subscription base, giving us the ability to also incorporate non-TiVo whole home data into our offerings. We believe this addresses the desire of certain industry players who wanted TiVo data to incorporate information beyond TiVo boxes. We believe TiVo's viewing data is indispensable, given the rise of on-demand viewing, and will be even more so with a larger sample set, and we believe that this is an area where we can drive incremental growth in the future.
“2011 saw the successful resolution of two significant legal battles for TiVo. The licensing arrangement we entered into with AT&T that will yield minimum payments of $215 million while providing for future upside as AT&T's U-Verse deployment grows. The settlements we reached with DISH Network and AT&T brings total consideration to us to more than $800 million. We are extremely pleased with both of these outcomes and believe the combined compensation underpins the enforceability of our intellectual property. Separately, we are pleased the court has lifted the stay in our case with Verizon, enabling this case to move forward, and we remain highly focused on enforcing our intellectual property as we have proven elsewhere.”
Rogers concluded, “As you can see, our efforts during last fiscal year translated into a very strong quarter and year both operationally and financially for TiVo. Over the past 12 months, we successfully demonstrated the value of our intellectual property, continued to attract the interest of operators around the globe to TiVo's advanced television solutions and TiVo's total subscription number moved to a strong positive trajectory. As a result, we believe TiVo is on the right path to sustained growth in fiscal 2013 and that these developments indicate a substantially improving path to profitability in the future.”
Management Provides Financial Guidance
For the first quarter of fiscal 2013, TiVo anticipates service and technology revenues in the range of $53 million to $55 million. TiVo anticipates net loss to be in the range of ($18) million to ($20) million, and an Adjusted EBITDA loss to be in the range of ($8) million to ($10) million, which compares to Adjusted EBITDA in the first quarter of last year of $149.4 million, which included $175.7 million related to past damages from the DISH Network settlement.
This financial guidance is based on information available to management as of February 23, 2012. TiVo expressly disclaims any duty to update this guidance.
Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast
TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, February 23, 2012. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial

(877) 618-4505 (conference ID number is 49832760). The Webcast will be archived and available through March 1, 2012 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 49832760.
About TiVo Inc.
Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future subscription growth with TiVo's MSO customers and subscription growth in TiVo's retail business, future profitability, future growth in TiVo's audience research and measurement business, the timing of future TiVo product roll-outs and availability of particular products in the future with customers such as Comcast, DIRECTV, ONO, Charter, RCN, and Grande Communications among others, TiVo's ability to leverage its research and development in the future, including the expansion of TiVo's user interface and software to other DVR manufacturers such as Pace and beyond DVRs to other platforms and devices, and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Amendment No. 1, for the fiscal year ended January 31, 2011, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2011, July 31, 2011, and October 31, 2011, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2012	2011	2012	2011
Revenues
Service revenues	$31,578	$34,453	$131,341	$140,649
Technology revenues	18,465	6,929	58,945	27,341
Hardware revenues	16,428	14,436	47,893	51,618
Net revenues	66,471	55,818	238,179	219,608
Cost of revenues
Cost of service revenues	8,711	10,347	35,865	40,515
Cost of technology revenues	4,502	5,409	23,056	18,813
Cost of hardware revenues	20,368	24,702	59,439	69,033
Total cost of revenues	33,581	40,458	118,360	128,361
Gross margin	32,890	15,360	119,819	91,247
Research and development	29,825	23,204	110,367	81,604
Sales and marketing	6,393	7,048	26,388	27,587
Sales and marketing, subscription acquisition costs	1,320	2,214	7,392	8,169
General and administrative	38,192	17,525	96,502	59,487
Litigation Proceeds	(54,444)	—	(230,160)	—
Total operating expenses	21,286	49,991	10,489	176,847
Income (loss) from operations	11,604	(34,631)	109,330	(85,600)
Interest income	1,072	299	5,672	1,397
Interest expense and other income (expense)	(5,430)	2	(12,034)	(145)
Income (loss) before income taxes	7,246	(34,330)	102,968	(84,348)
Benefit from (provision for) income taxes	(61)	(58)	(807)	(164)
Net income (loss)	$7,185	$(34,388)	$102,161	$(84,512)

Net income (loss) per common share
Basic	$0.06	$(0.30)	$0.88	$(0.74)
Diluted	$0.06	$(0.30)	$0.80	$(0.74)

Income (loss) for purposes of computing net income (loss) per share:
Basic	7,185	(34,388)	102,161	(84,512)
Diluted	7,185	(34,388)	109,140	(84,512)

Weighted average common and common equivalent shares:
Basic	117,747,442	114,443,996	116,592,943	113,490,177
Diluted	122,042,180	114,443,996	136,255,424	113,490,177

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	January 31, 2012	January 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$169,555	$71,221
Short-term investments	449,244	138,216
Accounts receivable, net of allowance for doubtful accounts of $370 and $275, respectively	24,665	16,011
Inventories	18,925	13,228
Deferred cost of technology revenues, current	4,400	13,760
Prepaid expenses and other, current	12,106	6,983
Total current assets	678,895	259,419
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $47,170 and $44,682, respectively	9,191	10,229
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $17,797 and $15,110, respectively	4,677	6,956
Deferred cost of technology revenues, long-term	23,546	2,100
Prepaid expenses and other, long-term	3,501	1,224
Long-term investments	—	5,890
Total long-term assets	40,915	26,399
Total assets	$719,810	$285,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$32,102	$18,052
Accrued liabilities	45,341	30,115
Deferred revenue, current	74,986	33,792
Total current liabilities	152,429	81,959
LONG-TERM LIABILITIES
Deferred revenue, long-term	81,336	34,857
Convertible senior notes	172,500	—
Deferred rent and other long-term liabilities	518	246
Total long-term liabilities	254,354	35,103
Total liabilities	406,783	117,062
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 123,073,486 and 117,420,874, respectively and outstanding shares are 121,616,908 and 116,475,318, respectively	123	117
Treasury stock, at cost - 1,456,578 shares and 945,556 shares, respectively	(13,788)	(8,660)
Additional paid-in capital	1,003,696	956,947
Accumulated deficit	(677,064)	(779,225)
Accumulated other comprehensive income (loss)	60	(423)
Total stockholders’ equity	313,027	168,756
Total liabilities and stockholders’ equity	$719,810	$285,818

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Twelve Months Ended January 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$102,161	$(84,512)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	8,805	9,050
Loss on disposal of fixed assets	—	42
Stock-based compensation expense	29,287	25,442
Amortization of discounts and premiums on investments	4,068	1,768
Non-cash loss on overallotment option and amortization of deferred debt issuance costs	2,432	—
Inventory write-down	—	525
Impairment of a long-term cost method investment	3,400	—
Utilization and write-down of trade credits	619	96
Allowance for doubtful accounts	476	259
Changes in assets and liabilities:
Accounts receivable	(9,130)	726
Inventories	(5,697)	(1,643)
Deferred cost of technology revenues	(11,527)	(15,132)
Prepaid expenses and other	(2,752)	1,205
Accounts payable	13,888	(2,604)
Accrued liabilities	15,226	5,329
Deferred revenue	87,673	707
Deferred rent and other long-term liabilities	272	15
Net cash provided by (used in) operating activities	$239,201	$(58,727)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(750,161)	(161,949)
Sales or maturities of long-term and short-term investments	436,730	197,481
Acquisition of property and equipment	(4,918)	(6,670)
Acquisition of capitalized software and intangibles	(408)	—
Net cash provided by (used in) investing activities	$(318,757)	$28,862
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net	166,109	—
Proceeds from issuance of common stock related to exercise of common stock options	11,297	30,470
Proceeds from issuance of common stock related to employee stock purchase plan	5,612	4,060
Treasury stock - repurchase of stock for tax withholding	(5,128)	(4,335)
Net cash provided by financing activities	$177,890	$30,195
NET INCREASE IN CASH AND CASH EQUIVALENTS	$98,334	$330
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	71,221	70,891
Balance at end of period	$169,555	$71,221

TIVO INC.
OTHER DATA

	Three Months Ended		Twelve Months Ended		Guidance Reconciliation
	January 31,		January 31,		Three Months Ending
	2012	2011	2012	2011	April 30, 2012
	(In thousands)				(In millions)
Net loss	$7,185	$(34,388)	$102,161	$(84,512)	$(20) - $(18)
Add back:
Depreciation & amortization	2,123	2,226	8,804	9,050	$2
Interest income & expense	956	(299)	2,958	(1,397)	$1
Provision for income tax	61	58	807	164	$0
EBITDA	10,325	(32,403)	114,730	(76,695)	$(17) - $(15)
Stock-based compensation	7,308	6,626	29,287	25,442	$7
Impairment of a long-term cost method investment	3,400	—	3,400	—	—
Adjusted EBITDA	$21,033	$(25,777)	$147,417	$(51,253)	$(10) - $(8)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2012	2011	2012	2011
TiVo-Owned Subscription Gross Additions:	32	60	114	160
Subscription Net Additions/(Losses):
TiVo-Owned	(26)	(55)	(157)	(199)
MSOs	260	(168)	387	(357)
Total Subscription Net Additions/(Losses)	234	(223)	230	(556)
Cumulative Subscriptions:
TiVo-Owned	1,109	1,266	1,109	1,266
MSOs	1,170	783	1,170	783
Total Cumulative Subscriptions	2,279	2,049	2,279	2,049
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	55%	56%	55%	56%

Included in the 1,109,000 TiVo-Owned subscriptions are approximately 253,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.
Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs lines refer to subscriptions sold to consumers by multiple system operators and broadcasters such as DIRECTV, Cablevision Mexico, Seven/Hybrid TV (Australia), Television New Zealand (TVNZ) (New Zealand), Virgin Media (United Kingdom), RCN, and Suddenlink and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions acquired on or after November 1, 2006. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2012	2011	2012	2011
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,122	1,296	1,174	1,367
TiVo-Owned subscription cancellations	(58)	(115)	(271)	(359)
TiVo-Owned Churn Rate per month	(1.7)%	(3.0)%	(1.9)%	(2.2)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2012	2011	2012	2011
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,320	$2,214	$7,392	$8,169
Hardware revenues	(16,428)	(14,436)	(47,893)	(51,618)
Less: MSOs'-related hardware revenues	11,641	4,431	31,483	14,885
Cost of hardware revenues	20,368	24,702	59,439	69,033
Less: MSOs'-related cost of hardware revenues	(9,412)	(3,298)	(23,577)	(11,296)
Total Acquisition Costs	7,489	13,613	26,844	29,173
TiVo-Owned Subscription Gross Additions	32	60	114	160
Subscription Acquisition Costs (SAC)	$234	$227	$235	$182

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of

TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2012	2011	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$31,578	$34,453	$131,341	$140,649
Less: MSOs'-related service revenues	(4,472)	(4,294)	(16,589)	(15,540)
TiVo-Owned-related service revenues	27,106	30,159	114,752	125,109
Average TiVo-Owned revenues per month	9,035	10,053	9,563	10,426
Average TiVo-Owned per month subscriptions	1,122	1,296	1,174	1,367
TiVo-Owned ARPU per month	$8.05	$7.76	$8.15	$7.63

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs' Average Revenue per Subscription	2012	2011	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$31,578	$34,453	$131,341	$140,649
Less: TiVo-Owned-related service revenues	(27,106)	(30,159)	(114,752)	(125,109)
MSOs'-related service revenues	4,472	4,294	16,589	15,540
Average MSOs' revenues per month	1,491	1,431	1,382	1,295
Average MSOs' per month subscriptions	1,049	905	849	1,017
MSOs' ARPU per month	$1.42	$1.58	$1.63	$1.27

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs ARPU if such fixed minimum fee is spread over a small number of subscriptions. Additionally, ARPU for our MSO subscriptions may not be reflective of revenues received by TiVo as in certain cases the cost of development for such MSO customer may be deferred on our condensed consolidated balance sheet until later when related revenues from service fees are received and are first recognized as Technology revenues by us until the previously deferred costs of development are fully expensed. This recognition of service fees as Technology revenues will have the effect of lowering ARPU for certain of our MSO subscriptions until such costs of development are fully expensed.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs' subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.